Exhibit 21

Subsidiaries of
AEP Transmission Company, LLC
As of December 31, 2016

The following is the list of subsidiaries of AEP Transmission Company, LLC.

Name of Company	Location of Incorporation
AEP Appalachian Transmission Company, Inc.	Virginia
AEP Indiana Michigan Transmission Company, Inc.	Indiana
AEP Kentucky Transmission Company, Inc.	Kentucky
AEP Ohio Transmission Company, Inc.	Ohio
AEP Oklahoma Transmission Company, Inc.	Oklahoma
AEP Southwestern Transmission Company, Inc.	Delaware
AEP West Virginia Transmission Company, Inc.	West Virginia